EXHIBIT 99.1

For Immediate Release

For Information Contact:

Kenneth W. Sanders	Larry Wahl
Chief Financial Officer	Director, Investor Relations & Corp. Comm.
(954) 489-4000, ext. 7900	(954) 489-4000, ext. 7225

SportsLine.com, Inc. Reports First Quarter Operating Results;

Operating and EBITDA Losses Narrow

FORT LAUDERDALE, FL (April 24, 2003)—SportsLine.com, Inc. (NASDAQ:SPLN), a leading Internet sports media company and publisher of CBS SportsLine.com (http://cbs.sportsline.com), today announced its operating results for the quarter ended March 31, 2003. SportsLine.com’s net loss was reduced to $9.4 million, or $0.25 per basic and diluted share, an improvement of 24% compared to the net loss of $12.3 million, or $0.34 per basic and diluted share, in the first quarter of 2002.

The Company’s EBITDA loss (net loss excluding interest and other expense, depreciation and amortization, amortization of equity issued to Viacom for promotion, and discontinued operations) for the quarter was $2.2 million, a 56% improvement over the Company’s EBITDA loss of $5.1 million in the first quarter of 2002, and significantly better than the Company’s previous guidance of $3 to $4 million.

Total revenue for the first quarter of 2003 was $12.0 million. This compares with $13.4 million in total revenue in the same quarter a year ago, which consisted of $11.0 million in cash revenue and $2.4 million in barter revenue. In mid-2002, the Company moved to limit barter advertising transactions, and as a result, the Company recorded no barter revenue in the first quarter of 2003. Excluding barter revenue from the prior year, revenue increased 9% from $11.0 million in the first quarter of 2002 to $12.0 million in the first quarter of 2003.

The Company’s loss before discontinued operations for the quarter ended March 31, 2003 was $9.3 million, a 33% improvement from the $13.8 million loss before discontinued operations in the same quarter a year ago. In February 2003, the Company announced its intention to dispose of its gaming information operations, consisting of VegasInsider.com, Inc. and Las Vegas Sports Consultants, Inc. Accordingly, the operating results of these businesses are reflected in the Company’s statements of operations as discontinued operations.

“We made considerable progress toward our goal of achieving positive cash flow for the full year,” said Michael Levy, founder and CEO of SportsLine.com, Inc. “The significant year-over-year improvements we made this quarter are the result of our focus on both the core media and subscription businesses and the ability of management to continue to execute on our plan.”

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SportsLine.com Reports First Quarter 2003 Operating Results	Page 2

SportsLine.com, Inc.

Financial Highlights

(in thousands, except per-share data)

(unaudited)

	Three Months Ended March 31,
	2003	2002
Revenue	$12,010	$13,398

Loss before discontinued operations	$(9,312)	$(13,813)

Net loss	$(9,358)	$(12,281)

Basic and diluted loss per share before discontinued operations	$(0.25)	$(0.38)

Basic and diluted net loss per share	$(0.25)	$(0.34)

Weighted average shares outstanding	38,184	36,102

EBITDA	$(2,231)	$(5,119)

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SportsLine.com Reports First Quarter 2003 Operating Results	Page 3

Additional First Quarter Financial Highlights

Revenue

•	Advertising and marketing services revenue was $11.3 million in the first quarter of 2003, compared to $12.9 million in the same quarter of 2002. The Company had no barter advertising revenue in the first quarter of 2003 compared to barter advertising revenue of $2.4 million in the first quarter of 2002. Excluding barter revenue, advertising and marketing services revenue increased 7% in the first quarter of 2003, compared to $10.5 million in the same quarter of 2002. First quarter 2002 advertising and marketing services revenue also included approximately $600,000 of revenue related to the Winter Olympics.
•	Revenue generated through joint sales efforts with CBS represented approximately 18% of the Company’s total advertising sales in the quarter ended March 31, 2003, compared to 7% in the same quarter a year ago. The addition of NCAASports.com to the SportsLine.com Network of Web sites and increased joint selling efforts related to the NCAA Division I Men’s Basketball Championship were the primary factors contributing to the increase.
•	Revenue generated from advertising sales related to the NCAA Division I Men’s Basketball Championship totaled approximately $6 million including both CBS SportsLine.com and NCAASports.com for the first quarter of 2003, compared to approximately $3.6 million in the same quarter a year ago for CBS SportsLine.com.
•	The quality of the Company’s advertising revenue base continues to develop, as more than 40% of advertising revenue for the first quarter of 2003 came from Fortune 500 clients.
•	More than 75% of the Company’s sales target for the second quarter of 2003 has been met. These favorable back-log results have allowed the Company’s sales team to begin focusing efforts on events of the second half of the year, including the NFL season, earlier than in previous years.
•	In the first quarter of 2003, the Company generated $2.3 million in fantasy baseball billings, which will be recognized as revenue primarily in the second and third quarters of 2003. This represents a 53% increase over the $1.5 million in total fantasy baseball revenue in 2002.
•	Approximately 18,000 paid fantasy baseball leagues have been sold to date in 2003, nearly 40% more than the total sold last year. Total paid teams has increased 50% over last year to approximately 230,000.

Operating Expenses

•	Total operating expenses for the quarter ended March 31, 2003 were $17.4 million, a decrease of 15% from the $20.4 million for the same quarter 2002, excluding barter advertising expense.
•	At the end of March 2003, the Company’s total headcount was 289, down from 335 employees a year ago. Excluding employees of the discontinued gaming information operations, headcount as of March 31, 2003 was 259, compared to 305 as of March 31, 2002.

Balance Sheet

•	As of March 31, 2003, the Company’s unrestricted cash and marketable securities totaled approximately $33 million, compared to approximately $38 million at the end of December 2002. Please refer to the condensed consolidated balance sheets and consolidated statements of cash flows contained in this press release.
•	Capital expenditures for the quarter ended March 31, 2003 were approximately $300,000, compared to $200,000 in the fourth quarter of 2002 and $235,000 in the first quarter of 2002.

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SportsLine.com Reports First Quarter 2003 Operating Results	Page 4

The increase for the first quarter of 2003 relates to additional hardware primarily related to the growth of fantasy sports.

•	In June 2002, the Board of Directors authorized the Company to repurchase up to $2 million of the Company’s outstanding common stock. Shares may be purchased from time to time in the open market at prevailing market prices or in privately negotiated transactions. The Company repurchased approximately 239,000 shares during the first quarter at an average price of $1.00 per share. Cumulative shares repurchased under the program through March 31, 2003 were approximately 264,000 at an average price of $1.00 per share.

First Quarter Business Highlights

CBS Amendment

•	In March, the Company entered into an amendment to its agreement with CBS Broadcasting, Inc., a unit of Viacom Inc. The amendment provides for a change in the annual payment schedule whereby CBS is entitled to receive $20 million of SportsLine.com common stock annually in exchange for promotion of the CBS SportsLine.com Web site. Pursuant to the amendment, the Company issued 5,454,428 shares of its common stock to CBS on April 1, 2003, and the approximately $14.6 million balance of its 2002 obligation was deferred until July 1, 2004. Following this issuance, Viacom beneficially owned approximately 17.3 million shares of SportsLine.com’s common stock, representing approximately 39.9% of the Company’s approximately 43.4 million total outstanding common shares.

NCAA Rights

•	In February, the Company entered into an agreement to sublicense rights from CBS Sports to produce, host and manage the official NCAA Championship Web site, http://ncaasports.com, through 2006. The new NCAA Championship site replaced all prior NCAA Championship sites, including finalfour.net, with one new branded property.
•	The new NCAASports.com site launched on March 1, 2003, and in its first month of operation received approximately 2.5 million unique visitors, according to Nielsen//Net Ratings. That represents a more than 60% increase over the approximately 1.5 million unduplicated unique visitors to the NCAA sites it replaced, including finalfour.net, in March 2002.

Disposal of Gaming Information Operations

•	In February, the Company announced it would dispose of its gaming information operations, consisting of VegasInsider.com and Las Vegas Sports Consultants. The operating results of these businesses are now reflected as discontinued operations in the Company’s statements of operations.
•	Following the initial announcement and subsequent marketing efforts, management has undertaken a process designed to complete the disposition by late summer and maximize the return for the Company’s shareholders.

Yahoo! and Google Agreements

•	In March, the Company entered into an agreement with Yahoo! which provided Yahoo! the ability, through its online subscription service Yahoo! Platinum, to offer live Internet video and audio coverage of all 56 games of the first and second rounds and regional semifinals of the 2003 NCAA Division I Men’s Basketball Championship.

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SportsLine.com Reports First Quarter 2003 Operating Results	Page 5

•	In March, the Company entered into an agreement with Google to integrate Google’s search technology and sponsored links on CBS SportsLine.com. The inclusion of sponsored links is providing SportsLine.com with an additional stream of revenue.

Audience Reach and Database Growth

•	The SportsLine.com Network of Web sites continued its strong audience reach during the quarter, especially in January during which the Web sites received more than 13 million unique visitors, according to Nielsen//NetRatings. SportsLine.com again proved to be among the best on the Web in “stickiness” as visitors spent an average of more than 20 minutes per month on the Network, placing the Company in the top 20 among leading Web properties, in time spent per user during all three months.
•	The Company’s database of registered users has grown to approximately 11.4 million users as of March 31, 2003, compared with approximately 8.2 million registered users as of March 31, 2002.

Business Outlook

The following business outlook section, as well as other forward looking statements in this press release, are based on current expectations as of today only. Due to economic and advertising market variables, among other factors, there can be no assurance that the Company will achieve the stated outlook. SportsLine.com makes these statements as of today and undertakes no obligation to update these statements. While it is currently expected that these business outlook statements will not be updated prior to the release of SportsLine.com’s next quarterly earnings announcement in July 2003, the Company reserves the right to update the outlook for any reason during the quarter, including the occurrence of material events.

(in millions)	Three months ending June 30, 2003	Year ending December 31, 2003
Revenue outlook (continuing operations only)	$ 8.5 - $ 9.0	$66.0 - $68.0

EBITDA outlook (continuing operations only):
Loss from continuing operations	$(13.0) - $(14.5)	$(29.0) - $(32.0)
Depreciation and amortization	$ 1.4 - $ 1.6	$6.8 - $7.6
Amortization of equity issued to Viacom for promotion	$5.6	$22.4
Interest and other, net	$ 0 - $ 0.3	$0 - $ 1.0

EBITDA	$(6.0) - $ (7.0)	$0.2 - $(1.0)

The Company expects approximately 80-85% of second quarter 2003 revenue from continuing operations to come from advertising and marketing services. The Company anticipates that for the full year 2003, approximately 70-75% of total revenue from continuing operations will be from advertising and marketing services, and 25-30% is expected from subscriptions and premium products, with seasonal fluctuations anticipated from quarter to quarter. Consistent with prior results, most of the revenue growth projected for 2003 is expected to occur in the second half of the year.

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SportsLine.com Reports First Quarter 2003 Operating Results	Page 6

The Company is projecting EBITDA for the full year 2003 to be approximately break-even, with EBITDA losses during the first half of the year and positive EBITDA during the second half of the year. Capital expenditures for the full year are estimated to be between $1 and $2 million.

About SportsLine.com, Inc.

SportsLine.com (Nasdaq:SPLN) is at the leading edge of media companies providing Internet sports content, community and e-commerce. As the publisher of CBS SportsLine.com and the official Web sites of the NFL, PGA TOUR and NCAA Sports, the Company serves as one of the most comprehensive sports information sources available, containing an unmatched breadth and depth of multimedia sports news, information, entertainment and merchandise. SportsLine.com also serves as a primary sports content provider for America Online.

Note: This press release contains forward-looking statements, which involve risks and uncertainties. SportsLine.com’s actual results could differ materially from those anticipated in these forward-looking statements. Factors that might cause or contribute to such differences include, among others, competitive pressures, dependence on advertising revenues, which are difficult to forecast, the growth rate of the Internet, constantly changing technology and market acceptance of the company’s products and services. Investors are also directed to consider the other risks and uncertainties discussed in SportsLine.com’s Securities and Exchange Commission filings, including those discussed under the caption “Risk Factors That May Affect Future Results” in SportsLine.com’s latest Annual Report on Form 10-K. SportsLine.com undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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SportsLine.com Reports First Quarter 2003 Operating Results	Page 7

SportsLine.com, Inc.

Consolidated Statements of Operations

(in thousands, except per-share data)

(unaudited)

	Three Months Ended March 31,
	2003	2002
Revenue:
Advertising and marketing services	$11,268	$12,921
Subscription and premium products	742	477

Total revenue	12,010	13,398
Cost of revenue	3,785	4,378

Gross profit	8,225	9,020

Operating expenses:
Sales and marketing:
Amortization of equity issued to Viacom for promotion	5,571	6,321
Other	5,481	8,003
General and administrative	4,975	6,136
Depreciation and amortization	1,381	2,354

Total operating expenses	17,408	22,814

Loss from continuing operations	(9,183)	(13,794)
Interest and other expense, net	(129)	(19)

Loss before discontinued operations	(9,312)	(13,813)
Income (loss) from discontinued operations(1)	(46)	1,532

Net loss	$(9,358)	$(12,281)

Basic and diluted loss per share before discontinued operations	$(0.25)	$(0.38)
Income per share from discontinued operations	—	0.04

Basic and diluted net loss per share	$(0.25)	$(0.34)

Basic and diluted weighted average shares outstanding	38,184	36,102

EBITDA(1)	$(2,231)	$(5,119)

Gross margin	68%	67%

(1)	See Supplemental Financial Data

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SportsLine.com Reports First Quarter 2003 Operating Results	Page 8

Supplemental Financial Data

In order to fully assess the Company’s financial operating results, management believes that EBITDA is an appropriate measure of evaluating the operating and liquidity performance of the Company, because it reflects the resources available for operating funds and strategic opportunities, including, among others, to invest in the business, make strategic acquisitions, strengthen the balance sheet and repurchase stock. However, EBITDA should be considered in addition to, not as a substitute, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with generally accepted accounting principles.

	Three Months Ended March 31,
	2003	2002
EBITDA reconciliation:
Net loss	$(9,358)	$(12,281)
Amortization of equity issued to Viacom for promotion	5,571	6,321
Depreciation and amortization	1,381	2,354
Income (loss) from discontinued operations	46	(1,532)
Interest and other expense, net	129	19

EBITDA	$(2,231)	$(5,119)

Supplemental financial data related to gaming information operations, which are now reflected as discontinued operations in the Company’s consolidated statements of operations:

	Three Months Ended March 31,
	2003	2002
Advertising and marketing services revenue	$150	$1,699
Subscription and premium products revenue	546	524
Cost of revenue	(588)	(511)
Sales and marketing expense	(75)	(114)
General and administrative expense	(73)	(60)
Depreciation and amortization	(7)	(7)
Interest income, net	1	1

Income (loss) from discontinued operations	$(46)	$1,532

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SportsLine.com Reports First Quarter 2003 Operating Results	Page 9

SportsLine.com, Inc.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2003	2002
Cash flows from operating activities:
Net loss	$(9,358)	$(12,281)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,388	2,361
Amortization of equity issued to Viacom for promotion	5,571	6,321
Other	179	900
Changes in assets and liabilities:
Accounts receivable	(2,017)	(3,159)
Prepaid expenses and other assets	(1,716)	204
Accounts payable	(222)	(381)
Accrued expenses	802	446
Deferred revenue	1,120	965

Net cash used in operating activities	(4,253)	(4,624)

Cash flows from investing activities:
Purchases of available-for-sale securities	(1,275)	—
Sales of available-for-sale securities	6,067	—
Purchases of held-to-maturity securities	(2,243)	(4,113)
Maturities of held-to-maturity securities	4,885	10,686
Purchase of property and equipment	(305)	(234)
Net change in restricted cash	—	(25)

Net cash provided by investing activities	7,129	6,314

Cash flows from financing activities:
Proceeds from exercise of employee options	3	1
Repurchase of common stock	(246)	—

Net cash provided by (used in) financing activities	(243)	1

Net increase in cash and cash equivalents	2,633	1,691

Cash and cash equivalents, beginning of period	17,383	30,322

Cash and cash equivalents, end of period	$20,016	$32,013

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SportsLine.com Reports First Quarter 2003 Operating Results	Page 10

SportsLine.com, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2003	December 31, 2002
	(unaudited)
Assets:
Cash and cash equivalents	$20,016	$17,383
Short term marketable securities	2,801	3,866
Receivables, prepaids and other current assets	15,515	11,393
Assets held for sale	2,129	2,204

Total current assets	40,461	34,846
Non-current marketable securities	9,980	16,376
Property and equipment, net	6,799	7,537
Deferred advertising and content-CBS	8,571	9,143
Other assets	7,306	7,892
Goodwill	16,194	16,194

	$89,311	$91,988

Liabilities and Shareholders’ Equity:
Current liabilities	$15,476	$14,255
Liabilities held for sale	128	137
Long-term convertible notes	16,678	16,678
Other long-term liabilities	12,370	6,883
Shareholders’ equity	44,659	54,035

	$89,311	$91,988

Supplemental schedule of cash and marketable securities

	March 31, 2003	December 31, 2002
	(unaudited)
Cash and cash equivalents	$20,016	$17,383
Short term marketable securities	2,801	3,866
Non-current marketable securities	9,980	16,376

	$32,797	$37,625

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